Exhibit 99.2
NewsRelease

Teledyne Technologies Makes Pension Contribution
THOUSAND OAKS, Calif. — February 13, 2009 — Teledyne Technologies Incorporated (NYSE:TDY) announced today that it has completed an $80 million voluntary cash contribution to the Teledyne Technologies defined benefit pension plan. The pension contribution was funded with cash on hand and borrowings under the company’s credit facility. This contribution will result in an after-tax cash outlay of approximately $52 million for the company during 2009 due to the tax deductibility of this contribution. Teledyne made this voluntary contribution in order to increase the funding of the company’s defined benefit pension plan.
Teledyne Technologies is a leading provider of sophisticated electronic subsystems, instrumentation and communication products, engineered systems, aerospace engines, and energy and power generation systems. Teledyne Technologies’ operations are primarily located in the United States, the United Kingdom and Mexico. For more information, visit Teledyne Technologies’ website at www.teledyne.com.
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to taxes and pension contributions. Actual results could differ materially from these forward-looking statements. Financial market fluctuations affect the value of the company’s pension assets and funding requirements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2007 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. The company assumes no duty to update forward-looking statements.

Investor Contact:	Jason VanWees (805) 373-4542

Press Contact:	Robyn McGowan (805) 373-4540